Exhibit 99.2

4Q CONFERENCE CALL SCRIPT

JANUARY 29, 2002

Joel Mostrom

Good morning and welcome to Chesapeake Corporation's fourth quarter conference call. I'm Joel Mostrom, vice president and treasurer, and joining me today are Tom Johnson, chairman and chief executive officer and Andy Kohut, our chief financial officer.

Tom will begin with comments regarding the overall results of the quarter and year. Andy will then provide a few more details for the quarter, and Tom will conclude with some comments on 2002. After that, we will be available for questions.

Before we get started, I want to advise all participants that this call is being recorded by Chesapeake Corporation and is copyrighted material. It cannot be recorded or rebroadcast without Chesapeake's express permission. Furthermore, the comments on this call may include "forward-looking statements" as defined in the Private Securities Litigation Reform Act. The accuracy of such forward-looking statements is subject to a number of risks, uncertainties and assumptions that may cause Chesapeake's actual results to differ materially from those expressed in the forward-looking statements. Certain of those risks, uncertainties and assumptions are set forth in the summary of this conference call, which will be posted on the Company's web site at the conclusion of this call.

Now I will turn the call over to Tom.

Tom Johnson

Good morning everyone. Earlier today we reported fourth quarter earnings from continuing operations before restructuring charges of $.65 per share, up 132% from $.28 per share for the same period last year. With respect to full year 2001 results, earnings from continuing operations before restructuring charges were $1.30 per share, up 31% from last year's results of $.99 per share.

Fourth quarter revenue of $201 million was up 3.5% from the same period last year and up 3.9% on a local currency basis. Full year revenue of $790 million was down 1.3% from pro forma sales last year, but up 3.3% on a local currency basis.

The fourth quarter and full year results were in line with our expectations and conclude a solid year of performance, despite an uncertain and weakening global economy.

2001 was a significant year for Chesapeake in many ways. In January of last year we announced the sale of the businesses that constituted our Merchandising and Specialty Packaging segment. The sales of the businesses in that segment were completed during the fourth quarter of 2001.

Also during the year we:

    completed the sale of our remaining 5% interest in the tissue joint venture with Georgia-Pacific completed a successful debt offering that will provide us greater financial flexibility and made significant strides in reducing corporate overhead

I mention these events of 2001, because it underscores how much was accomplished on a number of strategic fronts while still achieving our operational and financial targets, and never losing sight of providing our customers great value and great service.

By creating stronger synergies within our operations, completing the divestitures of our discontinued operations, "rightsizing" the corporate staff, and taking steps to provide greater financial flexibility. Chesapeake is now a leaner and more cost-efficient organization that can meet our customer's needs today and into the future.

I will come back later with some comments on 2002 after Andy reviews the 2001 financials in more detail; now here's Andy Kohut.

Andy Kohut

Thanks and good morning. Before I get to the details of our continuing operations, let me touch on a few details related to our discontinued operations.

As Tom said, we completed the final sale transactions for our discontinued operations during the fourth quarter as both the sale of our permanent display business and the sale of our remaining interest in the Color-Box joint venture were completed during the quarter. For these businesses we received approximately $50 million of which about 2/3rds was in cash. Additionally, early in the 1Q02, we received an earlier than anticipated payment of $21 million relating to a note receivable from the purchaser of our U.S. temporary display business.

Moving on to the financial results for continuing operations:

In the fourth quarter we recorded a restructuring charge of $4.3 million after-taxes or $0.28 per share. This provision primarily related to actions taken to further reduce corporate overhead costs and was in addition to reductions associated with the voluntary separation program. Combined, these actions result in the reduction of about 50 positions from the corporate Headquarters staff in Richmond and reflect our global focus. The severance benefits paid for the voluntary separation program were funded primarily by surplus assets in our U. S. salaried pension plan which still remains over funded. We project an annualized pretax savings from these actions of $5 to 6 million per year for continuing operations.

Please also note that the fourth quarter included a $2.8 million after-tax gain, or $0.18 per share, on the sale of the Thatcham paperboard packaging facility. Earlier in fiscal year 2001, the Company incurred costs totaling approximately $1.3 million after taxes, or $0.08 per share for relocating equipment from this facility.

With regard to our segment performance I'd like to start with our largest business segment -- Paperboard Packaging.

Fourth quarter sales of $168 million were up 2% from the reported figure in the fourth quarter of last year due to higher volumes in the tobacco sector and, to a lesser extent, the pharmaceutical sector. Premium branded sales, which include the more consumer sensitive fine spirits and confectionery sectors, reported fourth quarter sales that were essentially flat compared to last year, despite the effects of September 11. We have begun the combination of two operations in Scotland to lower our cost position while increasing our throughput capability in this sector. We continue to monitor order backlog activity in the more economically sensitive sectors for any signs of weakening.

The Paperboard Packaging segment's EBIT for the quarter was $19.3 million, up from $14.4 million in the fourth quarter of 2000. As I mentioned previously, included in the fourth quarter is the sale of our Thatcham facility which improved EBIT by approximately $4.0 million. The proceeds from this sale helped offset costs incurred earlier in the year associated with the combining of this factory with another in our system during 2001 to create a very cost effective factory for the food and household sector. The remaining improvement was due to volume increases in the Tobacco sector.

The Plastic Packaging segment's fourth quarter sales of $23.2 million were down about 4% from last year's fourth quarter sales but up 5% on a local currency basis. Volumes and prices were down in the food and beverage markets due to competition.

The Plastics segment reported EBIT of $400,000 in the fourth quarter due to sales volume declines as well as lower operating margins resulting from lower selling prices and volatile plastic resin costs. Despite this decline in performance, EBITDA margins were in the 14% range for the year.

Our land business continued strong sales activity in the fourth quarter of 2001 and reported EBIT of $6.9 million, an increase of $1.6 million over the EBIT reported in the fourth quarter of last year. Year to date EBIT in the land business of $15 million is slightly below the EBIT of $15.5 million reported in 2000.

Corporate Headquarters expenses in the fourth quarter were down slightly when compared year-over-year. The headquarters cost reduction plans did not materially affect our headquarters overhead costs until late in the 4th quarter; however, more of the savings will be seen after the first quarter of 2002 and again, are expected to be $5-6 million lower on an annualized basis.

Net interest expense for the fourth quarter of 2001 was $7.8 million down $1.8 million from interest expense for the fourth quarter of 2000 of $9.6 million, due to the impact of the proceeds from the sales of discontinued operations and higher interest income. (Please note that the annual results for 2001 included $6.6 million of interest expense allocated to discontinued operations).

Finally, our full year tax rate before restructuring charges came to approximately 32.3% compared to 43% in 2000, due to greater use of foreign tax credits, and a better mix of income from lower tax jurisdictions. With the elimination of goodwill amortization the effective tax rate before restructuring charges for fiscal 2001 is approximately 22%. This rate will compare to an anticipated effective tax rate in 2002 of 24% to 27%. The tax rate for 2002 is expected to increase over 2001 due to anticipated changes in the utilization of foreign tax credits and to the mix of income from foreign tax jurisdictions.

During the fourth quarter we completed the issuance of 115 million pounds sterling of senior subordinated notes and the amendment of our $250 million senior credit facility. With this debt structure in place, we believe that we have the liquidity necessary to meet short and long term capital needs.

Net debt at the end of the fourth quarter stood at $470 million, up about $50 million over the balance at the end of the third quarter primarily relating to the final federal tax payment made in December associated with the gain on the sale of our discontinued businesses.

Capital spending for fiscal year 2001 of $38 million was below depreciation of $46 million as certain project spending was deferred into 2002 and will result in CAPEX exceeding depreciation levels by approximately $15 million in 2002 as numerous customer specific projects are being initiated. Remember that our long-term average spending is targeted at 1.1X depreciation in order to maintain and grow existing operations. Obviously, if business performance does not track as projected, spending will be reviewed.

Now, back to Tom for some closing remarks.

Tom Johnson

Thanks, Andy. Before we get to your questions I would like to wrap up today's remarks with a few comments on our outlook for 2002.

We remain cautiously optimistic as we move into 2002. Volumes in many of our target markets remain stable, however pricing in most sectors is very competitive. The depth and duration of the economic slowdown in the US and Europe are still not clear, however we do anticipate modest improvement in the operating results in our core businesses.

For 2002 we expect:

    Revenue in the range of $780 - $820 million.
    EBITDA in the range of $125 to $135 million, a 3% to 11% improvement due primarily to lower costs as a result of operating improvements.
    Earnings per share in the range of $1.60 to $1.80 per share reflecting the improvement in operations offset by higher interest costs and a higher tax rate in 2002.
    In addition we expect to spend the equivalent of $.10 to $.15 per share to further consolidate and optimize our factories with an expected payback of less than two years.
    Also, I would like to remind everyone that our earnings have a distinct seasonal pattern with the vast majority of our earnings to be realized in the second half of the year, with 2002 probably having an even more pronounced seasonal pattern than 2001.

In closing, we are pleased with the overall results of 2001 and the progress we have made on our strategic initiatives. These accomplishments position us well for 2002. We have established Chesapeake as one of the leading and perhaps best positioned premium packaging companies in Europe. We will continue to evaluate strategic initiatives that will strengthen our position as the premier packaging supplier for our targeted markets and remain committed to maintaining a strong balance sheet.

Now we would be happy to take your questions.

Joel Mostrom

I would like to thank you for participating in our call this morning. For your advanced planning, please note that our first quarter 2002 earning's conference call will be on April 23rd, 2002 at 11:00 a.m. EST.